EXHIBIT 99.1

Contact:	Conor Wagner
SVP, Investor Relations & Finance
(949) 270-9200
cwagner@ahcreit.com

American Healthcare REIT Announces Retirement of Three
Independent Directors in Connection with Board Refreshment

IRVINE, Calif. (Apr. 11, 2023) – American Healthcare REIT, Inc. (the "Company"), a self-managed, publicly registered, real estate investment trust, announced today that independent directors Harold ("Hal") H. Greene, Gerald ("Bill") W. Robinson and J. Grayson Sanders will retire from the Company’s board of directors (the “Board”) effective as of June 14, 2023 and therefore will not stand for re-election. All three directors began serving in 2014 as directors of Griffin-American Healthcare REIT III, Inc., which merged with Griffin-American Healthcare REIT IV, Inc. in October 2021 to form American Healthcare REIT.

“Hal, Bill and Grayson have been tremendous directors and contributors to our Board. For the past nine years, they have been steadfast in their dedication to the success of the Company and its predecessor and have overseen exceptional growth during their tenure. We thank them for their service on behalf of our stockholders and wish them the best,” said Jeff Hanson, the Company’s chairman of the Board.

The retirement is part of the Company’s broader Board refreshment initiative which has included the appointment of three new independent directors — Scott A. Estes (August 2022), Marvin R. O’Quinn (January 2023), and Valerie Richardson (January 2023). Mr. Estes is a highly experienced former healthcare REIT executive who previously served as the chief financial officer of Welltower Inc. (NYSE: WELL) for more than a decade. Mr. O’Quinn has deep expertise in the healthcare space, having held leadership positions at several prominent healthcare companies, including his current position as chief operating officer of CommonSpirit Health—one of the nation’s largest nonprofit healthcare systems, with more than 1,000 care sites and 140 hospitals. Ms. Richardson is a long-time real estate industry veteran currently serving as the chief operating officer of ICSC, a professional trade organization with approximately 50,000 members serving the retail marketplaces industry. She draws on her experience serving on the board of directors of well-respected Kimco Realty Corporation (NYSE: KIM), North

America’s largest publicly traded owner and operator of open-air, grocery-anchored shopping centers, and a growing portfolio of mixed-use assets.

“We have great appreciation for all three retiring directors and the time they spent with our newly appointed independent directors to ensure their success. They will leave us in good hands as our continuing board of directors will consist of proven leaders in healthcare, real estate, and the publicly- listed markets. They bring a seasoned and diverse perspective on our business that will serve the Company well as we seek to maximize value on behalf of stockholders,” said Danny Prosky, the Company’s president, chief executive officer and director.

After the retirement of Messrs. Greene, Robinson and Sanders, the Company’s Board will consist of nine directors. Six of these directors are independent, including three who were appointed in the last year.

About American Healthcare REIT, Inc.
American Healthcare REIT, Inc., a self-managed, publicly registered, healthcare real estate investment trust, owns and/or operates a diverse portfolio of healthcare real estate assets totaling approximately 19.9 million square feet, with a gross investment value of approximately $4.4 billion. As of December 31, 2022, this international portfolio included 314 properties comprised of medical office buildings, senior housing communities, skilled nursing facilities, and other real estate-related investments across 36 states, the United Kingdom and the Isle of Man. For more information, please visit www.AmericanHealthcareREIT.com.